Exhibit 23.2

26/F Office Tower A
Beijing Fortune Plaza
7 Dongsanhuan Zhong Road
Chaoyang District
Beijing 100020, PRC
Telephone +86 (10) 6533 8888
Facsimile +86 (10) 6533 8800
pwccn.com

Consent of Independent Accountants

The Board of Directors

USANA Health Sciences, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of USANA Health Sciences, Inc. of our report dated September 21, 2010 relating to the financial statements of BabyCare Holdings, Ltd. which appear in the Current Report on Form 8-K/A of USANA Health Sciences, Inc. dated October 6, 2010.  We also consent to the reference to us under the heading ‘Experts’ in such Registration Statement.

PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Beijing, People’s Republic of China

October 12, 2010